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                                                                     EXHIBIT 8.1

                                             October 25, 1996

Diamond Shamrock, Inc.
9830 Colonnade Boulevard
San Antonio, TX 78230

        Re: Registration Statement on Form S-4 of Ultramar Corporation

Gentlemen:

    We have acted as counsel to Diamond Shamrock, Inc. (the "Company") in connection with the Registration Statement on Form S-4, to which this opinion appears as Exhibit 8.1 (the "Registration Statement"), which includes a Joint Proxy Statement/Prospectus relating to the merger of the Company with and into Ultramar Corporation. Unless otherwise indicated, any defined terms used herein have the same meaning as in the Joint Proxy Statement/Prospectus. We hereby confirm that the section of the Joint Proxy Statement/Prospectus entitled "The Merger--Certain Federal Income Tax Consequences" accurately summarizes the material federal income tax consequences of the Merger to holders of Diamond Shamrock Common Stock and Diamond Shamrock Convertible Preferred Stock. In connection with the foregoing opinion, we have relied upon, without independent investigation, the representations and warranties of the parties as set forth in the Merger Agreement, the compliance by the parties with the covenants therein and representations of the managements of the companies and the representations of certain holders of Diamond Shamrock Common Stock and Diamond Shamrock Convertible Preferred Stock with respect to various matters.

    We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Joint Proxy
Statement/Prospectus.

                                          Very truly yours,

                                          /s/ Jones, Day, Reavis & Pogue

                                          Jones, Day, Reavis & Pogue